                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*

                        PENN TREATY AMERICAN CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                    707874103
                                 (CUSIP Number)

                               Michael J. Gibbons
                             Chief Financial Officer
                                WL Ross & Co. LLC
                        101 East 52nd Street, 19th Floor
                               New York, NY 10022
                                 (212) 826-2042

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 21, 2003
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X] .

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
CUSIP NO.  707874103                                           PAGE 2 OF 8 PAGES
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        WL Ross & Co. LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER

   SHARES                  0
                   -------------------------------------------------------------
BENEFICIALLY        8      SHARED VOTING POWER

  OWNED BY                 7,526,857
                   -------------------------------------------------------------
    EACH            9      SOLE DISPOSITIVE POWER

  REPORTING                0
                   -------------------------------------------------------------
 PERSON WITH       10      SHARED DISPOSITIVE POWER

                           7,526,857

--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,526,857

--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        26.3%
--------------------------------------------------------------------------------

14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP NO.  707874103                                           PAGE 3 OF 8 PAGES

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        WLR Recovery Fund II, L.P.

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        WC

--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER

   SHARES                  0
                   -------------------------------------------------------------
BENEFICIALLY        8      SHARED VOTING POWER

  OWNED BY                 7,526,857
                   -------------------------------------------------------------
    EACH            9      SOLE DISPOSITIVE POWER

  REPORTING                0
                   -------------------------------------------------------------
 PERSON WITH       10      SHARED DISPOSITIVE POWER

                           7,526,857
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,526,857
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        26.3%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO.  707874103                                           PAGE 4 OF 8 PAGES


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        WLR Recovery Associates II LLC

--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER

   SHARES                  0
                   -------------------------------------------------------------
BENEFICIALLY        8      SHARED VOTING POWER

  OWNED BY                 7,526,857
                   -------------------------------------------------------------
    EACH            9      SOLE DISPOSITIVE POWER

  REPORTING                0
                   -------------------------------------------------------------
 PERSON WITH       10      SHARED DISPOSITIVE POWER

                           7,526,857
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,526,857
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        26.3%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO.  707874103                                           PAGE 5 OF 8 PAGES


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

        Wilbur L. Ross, Jr.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS*

        OO
--------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEM 2(d) or 2(e)                                                 [ ]

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
  NUMBER OF         7      SOLE VOTING POWER

   SHARES                  0
                   -------------------------------------------------------------
BENEFICIALLY        8      SHARED VOTING POWER

  OWNED BY                 7,526,857
                   -------------------------------------------------------------
    EACH            9      SOLE DISPOSITIVE POWER

  REPORTING                0
                   -------------------------------------------------------------
 PERSON WITH       10      SHARED DISPOSITIVE POWER

                           7,526,857
--------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        7,526,857
--------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES*                                                      [ ]

--------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        26.3%
--------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

This Amendment No. 3 (the "Amendment") is filed jointly on behalf of W.L. Ross & Co. LLC, WLR Recovery Fund II, L.P., WLR Recovery Associates II LLC and Wilbur
L. Ross, Jr. (the "Reporting Persons"). This Amendment amends and supplements the Schedule 13D filed by the Reporting Persons on April 7, 2003 (the "Schedule 13D") and amended by Amendment Nos. 1 and 2 to the Schedule 13D dated September 29, 2003 and October 7, 2003, respectively. Except as provided herein, this Amendment does not modify any of the information previously reported on the
Schedule 13D.

The Schedule 13D is hereby amended as follows:

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) Ownership percentages are based on 21,069,735 shares of Common Stock reported to be outstanding as of August 7, 2003, as reflected in the Issuer's quarterly report on Form 10-Q filed on August 14, 2003. For each of the Reporting Persons, beneficial ownership of 7,526,857 shares represents the total number of shares of Common Stock issuable upon conversion of the issuer's convertible subordinated notes held by WLR Recovery Fund II, L.P. The notes were acquired in two transactions with the Issuer and are convertible into Common Stock of the Issuer at a price of $1.75 per share.

        (I)    WLR Recovery Fund II, L.P.

        (a)    Amount beneficially owned:                                       7,526,857

        (b)    Percent of Class:                                                     26.3%
        (c)    Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:                             0
               (ii)  Shared power to vote or to direct the vote:                7,526,857
               (iii) Sole power to dispose or direct the disposition of:                0
               (iv)  Shared power to dispose or to direct the disposition of:   7,526,857


        (II)   WLR Recovery Associates II, LLC

        (a)    Amount beneficially owned:                                       7,526,857
        (b)    Percent of Class:                                                     26.3%
        (c)    Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:                             0
               (ii)  Shared power to vote or to direct the vote:                7,526,857
               (iii) Sole power to dispose or direct the disposition of:                0
               (iv)  Shared power to dispose or to direct the disposition of:   7,526,857


        (III)  WL Ross & Co. LLC

        (a)    Amount beneficially owned:                                       7,526,857
        (b)    Percent of Class:                                                     26.3%
        (c)    Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:                             0
               (ii)  Shared power to vote or to direct the vote:                7,526,857
               (iii) Sole power to dispose or direct the disposition of:                0
               (iv)  Shared power to dispose or to direct the disposition of:   7,526,857


        (IV)   Wilbur L. Ross, Jr.

        (a)    Amount beneficially owned:                                       7,526,857
        (b)    Percent of Class:                                                     26.3%
        (c)    Number of shares as to which such person has:

               (i)   Sole power to vote or direct the vote:                             0
               (ii)  Shared power to vote or to direct the vote:                7,526,857
               (iii) Sole power to dispose or direct the disposition of:                0
               (iv)  Shared power to dispose or to direct the disposition of:   7,526,857


(c) On October 9, 14 and 15, 2003, WLR Recovery Fund II, L.P. sold $2,000,000.00, $400,000.00 and $200,000.00 in aggregate principal amounts of the convertible subordinated notes for prices of $1,999,975, $403,975 and $201,975 respectively, in private sales.


(d) Not applicable.

(e) Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 21, 2003

                                      WLR RECOVERY FUND II, L.P.

                                         By:   WLR Recovery Associates II LLC,
                                               its General Partner

                                               By:  /s/ Wilbur L. Ross, Jr.
                                                    -----------------------
                                                    Wilbur L. Ross, Jr.
                                                    Its Managing Member

                                      WLR RECOVERY ASSOCIATES II, LLC

                                          By:/s/ Wilbur L. Ross, Jr.
                                             -----------------------
                                                Wilbur L. Ross, Jr.
                                                Its Managing Member

                                      WL ROSS & CO. LLC

                                          By:  /s/ Wilbur L. Ross, Jr.
                                               -----------------------
                                                Wilbur L. Ross, Jr.
                                                Its Managing Member

                                      /s/ Wilbur L. Ross, Jr.
                                      -----------------------
                                      Wilbur L. Ross, Jr.